Exhibit (d)(3)

ICx TECHNOLOGIES, INC.

2007 EQUITY INCENTIVE PLAN

STOCK OPTION AWARD AGREEMENT

(For Participants Outside the U.S.)

Unless otherwise defined herein, the terms defined in the 2007 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Stock Option Award Agreement (the “Award Agreement”).

I. NOTICE OF STOCK OPTION GRANT

Name (the “ Participant”):             « FirstName» « MiddleName» « LastName»

You have been granted an option to purchase Common Stock of the Company, subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Total Number of Shares Granted:	«Shares Granted»	Date of Grant:	«Option Date»

Vesting Commencement Date:	«Vest Base Date»	Grant Number:	«Number»

Exercise Price per Share:	$«Option Price»	Type of Option:	Nonstatutory Stock Option

Total Exercise Price:	$«Total Option Price»	Term/Expiration Date*:	«Expire Date Period1»

* This option may terminate earlier than the Term/Expiration Date, as set forth in Part II of this Award Agreement.

Vesting Schedule:

Except as set forth in the Plan or below, this Option may be exercised, in whole or in part, in accordance with the following schedule:

Total Number of Shares Vested
On Date of Grant

Vesting Schedule	[Insert Vesting Schedule]

By Participant’s signature and the signature of the Company’s representative below, Participant and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Award Agreement (including Exhibits A and B hereto). Participant has reviewed the Plan and this Award Agreement in their entirety, including Part II (including Exhibits A and B), has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT:	ICx TECHNOLOGIES, INC.

Signature	Chief Financial Officer
Print Name
Print Address

II. AGREEMENT

A. Grant of Option.

The Administrator hereby grants to individual named in the Notice of Stock Option Grant (the “Notice of Grant”) attached as Part I of this Award Agreement (the “Participant”) an option (the “Option”) to purchase the number of Shares, as set forth in the Notice of Grant, at the exercise price per share set forth in the Notice of Grant (the “Exercise Price”), subject to the terms and conditions of the Plan, which is incorporated herein by reference. Subject to Section 20(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan will prevail.

B. Exercise of Option.

1. Right to Exercise. This Option is exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Grant and the applicable provisions of the Plan and this Award Agreement.

2. Method of Exercise. This Option is exercisable by delivery of an exercise notice, in the form attached as Exhibit B (the “Exercise Notice”) or in such other form and manner as determined by the Administrator, which will state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice will be completed by Participant and delivered to the Company. The Exercise Notice will be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares together with any Tax-Related Items (as defined in Section F). This Option will be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price or irrevocable instructions to complete a cashless exercise if permitted by the Company.

No Shares will be issued pursuant to the exercise of this Option unless such issuance and exercise comply with Applicable Laws.

C. Method of Payment.

Payment of the aggregate Exercise Price will be by any of the following, or a combination thereof, at the election of Participant:

1. cash;

2. check; or

3. consideration received by the Company in the form of a cashless exercise on terms acceptable to the Company under the Plan.

D. Non-Transferability of Option.

Unless approved in writing by the Company, this Option may not be transferred in any manner otherwise than by will or by the applicable law and may be exercised during the lifetime of Participant only by Participant.

E. Term of Option.

1. Option Expiration. This Option may be exercised only within the term set out in the Notice of Grant and this Section E, and may be exercised during such term only in accordance with the Plan and the terms of this Award Agreement.

2. Post-Termination Period. This Option, to the extent vested, shall be exercisable for three (3) months after Participant ceases to be a Service Provider, unless such termination is due to Participant’s death or Disability, in which case this Option shall be exercisable, to the extent vested, for one (1) year after Participant ceases to be a Service Provider. Participant will be deemed to cease to be a Service Provider as of the last date of his or her active employment or service, which date shall not be extended by any notice of termination or similar period. Notwithstanding the foregoing, in no event may this Option be exercised after the Term/Expiration Date as provided in the Notice of Grant and may be subject to earlier termination as provided in Section 15(c) of the Plan.

F. Tax Obligations/Withholding Authorization.

Regardless of any action the Company or Participant’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains his or her responsibility and may exceed the amount actually withheld by the Company. Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option grant, including, but not limited to, the grant, vesting or exercise of the Option, the issuance of Shares pursuant to the exercise of the Option, and the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, to withhold all applicable Tax-Related Items by means of one or a combination of the following: (1) withholding from Participant’s wages or other cash compensation paid to Participant by the Company; (2) withholding from proceeds of the sale of Shares acquired upon exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization); or (3) withholding in Shares to be issued upon exercise of the Option.

To avoid negative accounting treatment or for any other reason, as determined by the Company in its sole discretion, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the Option, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Participant’s participation in the Plan.

Finally, Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan or Participant’s purchase of Shares that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the Shares or the proceeds of the sale of Shares, if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.

G. Nature of Grant.

In accepting the grant, Participant acknowledges that: (1) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Award Agreement; (2) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past; (3) all decisions with respect to future option grants, if any, will be at the sole discretion of the Company; (4) Participant is voluntarily participating in the Plan; (5) the Option and Shares subject to the Option are an extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of Participant’s employment contract, if any; (6) the Option and the Shares subject to the Option are not intended to replace any pension rights or compensation; (7) the Option and the Shares subject to the Option are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension, retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer or any Subsidiary or affiliate of the Company; (8) the Option grant and Participant’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Company, the Employer or any Subsidiary or affiliate of the Company; (9) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (10) if the underlying Shares do not increase in value, the Option will have no value; (11) if Participant exercises his or her Option and obtain Shares, the value of those Shares acquired upon exercise may increase or decrease in value, even below the Exercise Price; (12) in consideration of the grant of the Option, no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of Participant’s employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and Participant irrevocably releases the Company, the Employer and any Subsidiary and affiliate of the Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Participant shall be deemed irrevocably to have waived his or her entitlement to pursue such claim; (13) in the event of termination of Participant’s employment (whether or not in breach of local labor laws), Participant’s right to receive an Option and vest in the Option under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of termination of employment (whether or not in breach of local labor laws), Participant’s right to exercise the Option after termination of employment as set forth in Section E.2. above, will be measured by the date of termination of Participant’s active employment and will not be extended by any notice period mandated under local law; the Board/Committee shall have the exclusive discretion to determine when Participant is no longer actively employed for purposes of Participant’s Option grant; and (14) the Option and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

H. No Advice Regarding Grant.

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.

I. Entire Agreement; Governing Law.

The Plan is incorporated herein by reference. The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to Participant’s interest except by means of a writing signed by the Company and Participant. The Option and this Award Agreement are governed by, and subject to, the internal substantive laws, but not the choice of law rules, of Delaware. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Award Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Delaware and agree that such litigation shall be conducted only in the courts of the State of Delaware, or the federal courts for the United States for Delaware, and no other courts, where this grant is made and/or to be performed.

J. NO GUARANTEE OF CONTINUED SERVICE.

PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS AN EMPLOYEE, CONSULTANT OR NON-EMPLOYEE DIRECTOR AT THE WILL OF THE EMPLOYER AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED AN OPTION OR PURCHASING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS AN EMPLOYEE, CONSULTANT OR NON-EMPLOYEE DIRECTOR FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE EMPLOYER TO TERMINATE PARTICIPANT’S RELATIONSHIP AS AN EMPLOYEE, CONSULTANT OR NON-EMPLOYEE DIRECTOR AT ANY TIME, WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER APPLICABLE LAW.

K. Additional Conditions to Issuance of Stock.

If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state, federal or foreign law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to the Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such state, federal or foreign law or securities exchange and to obtain any such consent or approval of any such governmental authority.

L. Data Privacy.

Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Award Agreement and any other Option grant materials by and among, as applicable, the Employer, and the Company and its Subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”). Participant understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Participant’s country or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that she or he may request a list with the names and addresses of any potential recipients of the Data by contacting the Company’s Human Resources department. Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Participant may elect to deposit any shares of stock acquired upon exercise of the Option. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s Human Resources department. Participant understands, however, that refusing or withdrawing Participant’s consent may affect his or her ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that Participant may contact the Company’s Human Resources department.

M. Language.

If Participant has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.

N. Electronic Delivery.

The Company may, in its sole discretion, decide to deliver any documents related to current and future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

O. Severability.

The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

P. Exhibit A.

Notwithstanding any provisions in this Award Agreement, the Option grant shall be subject to any special terms and conditions set forth in the Exhibit A to this Award Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Exhibit A, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Exhibit A constitutes part of this Award Agreement.

Q. Imposition of Other Requirements.

The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

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EXHIBIT A

ICx TECHNOLOGIES, INC.

2007 EQUITY INCENTIVE PLAN

Special Provisions for Options Granted to Participants Outside the U.S.

This Exhibit A includes additional terms and conditions that govern the Option granted to Participant under the Plan if he or she resides in one of the countries listed below. This Exhibit A is part of the Award Agreement. Unless otherwise provided below, capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and/or the Award Agreement. This Exhibit A also includes information regarding exchange controls and certain other tax or legal issues of which Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2009. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information in this Exhibit A as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time that he or she exercises the Option or sells Shares acquired pursuant to the exercise of the Option. In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of a particular result. Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation. Finally, if Participant is a citizen or resident of a country other than the one in which he or she is currently residing, the information contained herein may not be applicable to him or her.

Canada

Involuntary Termination Terms for the Option

The following section replaces Section G.13 of the Award Agreement:

In the event of involuntary termination of Participant’s employment (whether or not in breach of local labor laws), Participant’s right to vest in this Option (and the triggering of the post-termination exercise period), if any, will terminate (or be triggered) effective as of the date that is the earlier of: (1) the date Participant receives notice of termination of employment from the Employer, or (2) the date Participant is no longer actively employed by the Employer regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to, statutory law, regulatory law and/or common law); the Plan administrator shall have the exclusive discretion to determine when Participant is no longer actively employed for purposes of this Option.

Consent to Receive Information in English for Participants Who are Residents of Quebec

The parties acknowledge that it is their express wish that the Award Agreement, as well as all documents, notices and legal proceeds entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Data Privacy Notice and Consent

The following section supplements Section L of the Award Agreement:

Participant hereby authorizes the Company and the Company’s representatives to discuss and obtain all relevant information from all personnel, professional or non-professional, involved in the administration of the Plan. Participant further authorizes the Employer, the Company, and its Subsidiaries and affiliates to disclose and discuss such information with their advisors. Participant also authorizes the Employer, Company and its Subsidiaries and affiliates to record such information and to keep such information in the Participant’s employee file.

Germany

Exchange Control Information

Cross-border payments in excess of €12,500 must be reported monthly. If Participant uses a German bank to effect a cross-border payment in excess of €12,500 in connection with the purchase or sale of Shares or the payment of dividends related to certain securities, the bank will assist with the report. In addition, Participant must report any receivables or payables or debts in foreign currency exceeding an amount of approximately €5,000,000 on a monthly basis. Finally, in the unlikely event that Participant holds Shares representing 10% or more of the total or voting capital of the Company, Participant must report such holding annually.

EXHIBIT B

ICx TECHNOLOGIES, INC.

2007 EQUITY INCENTIVE PLAN

EXERCISE NOTICE

ICx Technologies, Inc.

2100 Crystal Drive

Arlington, VA 22202

Attention: Stock Plan Administration

1. Exercise of Option. Effective as of today,                     ,                 , the undersigned (“Purchaser”) hereby elects to purchase                      shares (the “Shares”) of the Common Stock of ICx Technologies, Inc. (the “Company”) under and pursuant to the 2007 Equity Incentive Plan (the “Plan”) and the Award Agreement dated                  (the “Award Agreement”). The Exercise Price for the Shares will be $                    , as set forth in the Award Agreement.

2. Delivery of Payment. Purchaser herewith delivers to the Company the full Exercise Price for the Shares and any Tax-Related Items (as defined in the Award Agreement) to be paid in connection with the exercise of the Option or, if permitted by the Company, irrevocable instructions to process a cashless exercise.

3. Representations of Purchaser. Purchaser acknowledges that Purchaser has received, read and understood the Plan and the Award Agreement and agrees to abide by and be bound by their terms and conditions.

4. Rights as Stockholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Shares, no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Optioned Stock (as defined in the Plan), notwithstanding the exercise of the Option. The Shares so acquired will be issued to Participant as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance, except as provided in Section 15 of the Plan.

5. Tax Consultation. Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s exercise of the Option or disposition of the Shares. Purchaser represents that Purchaser has consulted with any tax consultants Purchaser deems advisable in connection with the exercise of the Option or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice.

6. Entire Agreement; Governing Law. The Plan and Award Agreement are incorporated herein by reference. This Exercise Notice, the Plan and the Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to the subject matter hereof, and may not be modified adversely to the Purchaser’s interest except by means of a writing signed by the Company and Purchaser. This agreement is governed by, and subject to, the internal substantive laws, but not the choice of law rules, of Delaware. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Delaware and agree that such litigation shall be conducted only in the courts of the State of Delaware, or the federal courts for the United States in Delaware, and no other courts, where this agreement is made and/or to be performed.

Submitted by:	Accepted by:

PURCHASER:	ICx TECHNOLOGIES, INC.

Signature	By

Print Name	Its

Address:	Address:

ICx Technologies, Inc.
2100 Crystal Drive
Arlington, VA 22202
Attention: Stock Plan Administration

Date Received